Simpson Manufacturing Co., Inc. Announces Fourth Quarter Results

PLEASANTON, Calif., Feb. 6, 2014 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its fourth quarter 2013 results.

Results of Operations for the Three Months Ended December 31, 2013, Compared with the Three Months Ended December 31, 2012

Overview

Net sales increased 10.8% to $160.3 million for the fourth quarter of 2013 from $144.7 million for the fourth quarter of 2012. The Company had net income of $7.7 million for the fourth quarter of 2013 compared to $5.9 million for the fourth quarter of 2012. Diluted net income per common share was $0.16 for the fourth quarter of 2013 compared to $0.12 per common share for the fourth quarter of 2012.

Net sales

The increase in the Company's fourth quarter 2013 net sales comprised increased sales in the North America and Asia/Pacific segments, with North America reporting the largest increase in dollars. North America sales benefited from improved economic conditions, including an increase in housing starts compared to the fourth quarter of 2012. Net sales were affected negatively by reduced home center sales in the United States and slightly lower selling prices in Europe.

  Segment net sales:
    North America net sales increased 13.0% in the fourth quarter of 2013, compared to the fourth quarter of 2012. Net sales in the United States increased over the same period in 2012, despite the reduction in home center business. Canada net sales decreased over the same period in 2012 due to lower sales volumes.
    Europe net sales decreased 1.5% in the fourth quarter of 2013 compared to the fourth quarter of 2012, due to the $1.8 million liquidation of heavy-duty mechanical anchor inventory in the fourth quarter of 2012, which was related to the plant closure in Ireland. Excluding heavy-duty mechanical anchor sales, Europe net sales increased 5.2%, mostly due to increased sales volumes, with above average net sale increases throughout most of Europe. Effects of foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributors and lumber dealers increased in the fourth quarter of 2013, compared to the fourth quarter of 2012, while net sales to home centers decreased slightly.
    Net sales to the Company's largest customer were flat in the fourth quarter of 2013, compared to the fourth quarter of 2012.
    Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% of total Company sales in the fourth quarter of 2013, up from 83% in the fourth quarter of 2012.
    Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% of total Company sales in the fourth quarter of 2013, down from 17% in the fourth quarter of 2012.

Gross profit

Gross profit increased to $70.0 million in the fourth quarter of 2013 from $55.2 million in the fourth quarter of 2012. Gross profit as a percentage of net sales increased to 43.7% in the fourth quarter of 2013 from 38.2% in the fourth quarter of 2012.

  North America – Gross profit margin increased to 46.1% in the fourth quarter of 2013 from 42.8% in the fourth quarter of 2012, as a result of decreases in all elements of costs as a percentage of sales, with the largest decreases as a percentage of sales in material, as well as factory overhead elements primarily due to the Company's lean initiatives. Concrete construction product sales, which have a lower gross profit margin than wood construction product sales, were 13% and 14% of North America sales in the fourth quarters of 2013 and 2012, respectively.
  Europe – Gross profit margin increased to 35.9% in the fourth quarter of 2013 from 21.2% in the fourth quarter of 2012, as a result of decreases in labor, factory overhead and warehousing costs as a percentage of sales, mostly due to the cost of exiting the heavy-duty mechanical anchor business in 2012, which comprised $1.5 million in severance expense, $1.0 million loss on the liquidation of inventory and $0.2 million in accelerated depreciation expense, partly offset by an increase in material cost as a percentage of sales.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased to 16% in the fourth quarter of 2013 from 22% in the fourth quarter of 2012, primarily due to exiting the lower-margin heavy-duty mechanical anchor business in 2012.
  Steel prices – Steel prices have increased from a May 2013 low. Based on current estimates the Company expects steel prices to remain relatively stable during the first quarter of 2014.

Research and development and engineering expense

Research and development and engineering expense increased 12.1% to $9.8 million in the fourth quarter of 2013 from $8.8 million in the fourth quarter of 2012, primarily due to increases of $1.3 million in personnel costs, $0.4 million in cash profit sharing and $0.2 million in depreciation and rent expense, partly offset by a decrease of $1.0 million in professional fees that resulted primarily from hiring the software development team at the end of 2012 to replace the third-party development company contracted during 2012.

  North America – Research and development and engineering expense increased $0.9 million, primarily due to increases of $1.3 million in personnel costs in hiring a software development team and $0.3 million in cash profit sharing expense, partly offset by a decrease of $1.2 million in professional fees, including third-party software development fees.

Selling expense

Selling expense increased slightly to $21.4 million in the fourth quarter of 2013 from $21.1 million in the fourth quarter of 2012, primarily due to increases of $0.8 million in cash profit sharing and $0.4 million in professional fees, partly offset by decreases of $0.7 million in personnel costs and $0.2 million in promotional expense.

  North America – Selling expense increased $0.3 million, primarily due to increases of $0.6 million in cash profit sharing and $0.3 million in professional fees, partly offset by decreases of $0.4 million in each of personnel costs and promotional expense.

General and administrative expense

General and administrative expense increased 6.8% to $25.4 million in the fourth quarter of 2013 from $23.8 million in the fourth quarter of 2012, primarily due to increases of $1.4 million in cash profit sharing, $1.0 million in personnel costs, $0.8 million in depreciation expense and $0.2 million in communication and computer expense, partly offset by a decrease of $0.5 million in bad debt expense, $0.5 million in facility rent and maintenance, $0.3 million in amortization expense and $0.3 million in fixed asset impairment, as well as a $0.2 million increase in net foreign currency losses.

  North America – General and administrative expense increased $4.5 million, primarily due to increases of $1.1 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013, $0.8 million in cash profit sharing, $0.6 million in depreciation expense and $0.3 million in amortization expense, as well as a $0.3 million increase in net foreign currency gains.
  Europe – General and administrative expense decreased by $1.8 million, primarily due to exiting the heavy-duty mechanical anchor business in 2012, which had general and administrative expense of $1.5 million in the fourth quarter of 2012.

Impairment of goodwill

The Company's 2013 goodwill assessment did not result in impairment of goodwill. In the fourth quarter of 2012, the Company recorded a $2.3 million impairment of goodwill associated with assets acquired in Germany in 2002 and 2008.

Disposal of assets

In December 2013, the Company's North America segment sold its CarbonWrap product line to DowAksa USA, LLC for $3.8 million. The integrated CarbonWrap product line had assets of $2.0 million, consisting of $1.5 million in intangible assets and $0.5 million in associated goodwill. As part of the transaction, the Company incurred severance costs of $0.5 million. As a result of this transaction the Company recognized a gain of $1.4 million, before income taxes.

Also in December 2013, the Company substantially completed the liquidation of its Irish subsidiary, which included liquidating nearly all of its assets and settling most of its debts. As a result, the Company reclassified $2.8 million of its accumulated other comprehensive income, related to foreign exchange losses from its Irish subsidiary, to its statement of operations. This amount is classified as a loss on disposal of assets and was recorded in the Admin & All Other segment.

Income taxes

The effective income tax rate in the fourth quarter of 2013 was 35.9%. The effective income tax rate was lower than expected due to the settlement of an audit, research and development tax credits and manufacturing deductions for qualified production activity income. The reported fourth quarter 2012 income tax benefit was due to the realization of a $9.9 million tax benefit resulting from the worthless stock deduction for the Company's investment in its Irish subsidiary in the fourth quarter of 2012, partly reduced by fourth quarter 2012 operating losses in the Europe and Asia/Pacific segments for which valuation allowances had been recorded.

Results of Operations for the Year Ended December 31, 2013, Compared with the Year Ended December 31, 2012

Overview

Net sales increased 7.5% to $706.3 million in 2013 from $657.2 million in 2012. The Company had net income of $51.0 million in 2013 compared to $41.9 million in 2012. Diluted net income per common share was $1.05 in 2013 compared to $0.87 for 2012. The Company continues to invest in its strategic initiatives, such as an expanded offering of concrete construction products, specialty chemicals, and wood construction products, particularly truss plate and software offerings. In support of these initiatives, the Company expects to hire additional personnel and provide additional resources in 2014.

Net sales

The increase in net sales was primarily due to increased sales in North America, which benefited from improved economic conditions, including an increase in housing starts compared to 2012, despite reduced home center sales and lower selling prices. First quarter 2014 net sales could be adversely affected, if construction starts are delayed due to prolonged cold and wet conditions.

  Segment net sales:
    North America net sales were up 9.5% in 2013, compared to 2012. Net sales in the United States increased from 2012, despite reduced home center business and lower selling prices. Canada net sales decreased from 2012, primarily due to lower sales volumes.
    Europe net sales decreased 3.9% in 2013, compared to 2012, primarily due to exiting the heavy-duty mechanical anchor business and lower selling prices. Effects of foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributors and lumber dealers increased in 2013, compared to 2012, while net sales to home centers decreased, partly as a result of the loss of Lowes as a customer in the second quarter of 2012. Lowes accounted for $11.7 million in net sales in 2012.
    Excluding Lowes, net sales to home centers decreased 4% in 2013, compared to 2012, while net sales to the Company's largest customer decreased slightly in 2013, compared to 2012.
    Wood construction product sales represented 85% of total Company sales in both 2013 and 2012.
    Concrete construction product sales represented 15% of total Company sales in both 2013 and 2012.

Gross profit

Gross profit increased to $314.5 million in 2013 from $283.5 million in 2012. Gross profit as a percentage of net sales increased to 44.5% in 2013 from 43.1% in 2012. Based on current information, the Company estimates that its full year 2014 gross profit margin will be between 44% and 45%.

  North America – Gross profit margin increased slightly to 46.7% in 2013 from 46.5% in 2012 due to lower material costs as a percentage of sales. Concrete construction product sales, which have a lower gross profit margin than wood construction product sales, were 13% of North America sales in each of 2013 and 2012.
  Europe – Gross profit margin increased to 37.1% in 2013 from 30.9% in 2012, as a result of decreases in all elements of costs of sales as a percentage of sales, primarily due to exiting the lower-margin heavy-duty mechanical anchor business in 2012, which included $2.3 million in severance expense, $1.0 million loss on the liquidation of inventory and $0.2 million in accelerated depreciation expense.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased from 17% in 2012 to 13% in 2013, primarily due to reduced concrete construction product costs due to exiting the heavy-duty mechanical anchor business.

Research and development and engineering expense

Research and development and engineering expense increased 2.6% to $36.8 million in 2013 from $35.9 million in 2012, primarily due to increases of $5.2 million in personnel costs from hiring an in-house software development team, $0.9 million in cash profit sharing, $0.6 million in depreciation expense, $0.3 million in stock-based compensation and $0.3 million in communication and computer expense, partly offset by a decrease of $6.4 million in professional fees that resulted from replacing a third-party development company contracted by the Company in 2012 with the in-house software development team.

  North America – Research and development and engineering expense increased $1.0 million primarily due to increases of $4.5 million in personnel costs from hiring an in-house software development team, $0.8 million in cash profit sharing, $0.3 million in each of stock-based compensation, depreciation expense and communication and computer expense, mostly offset by a decrease of $5.9 million in professional fees primarily due to replacing a third-party development company contracted by the Company in 2012 with the in-house software development team.
  Europe – Research and development and engineering expense decreased $0.8 million, primarily due to exiting the heavy-duty mechanical anchor business in 2012, which had research and development and engineering expense of $0.8 million in 2012.

Selling expense

Selling expense increased 3.3% to $85.1 million in 2013 from $82.4 million in 2012, primarily due to increases of $1.4 million in cash profit sharing and commissions, $0.8 million in stock-based compensation and $0.5 million in professional fees.

  North America – Selling expense increased $2.7 million, primarily due to increases of $0.9 million in cash profit sharing and commissions, $0.7 million in stock-based compensation, $0.6 million in personnel costs (mostly from additional sales representatives in support of new businesses acquired in 2011 and 2012 and increased pay rates) and $0.5 million in professional fees.
  Europe – Selling expense decreased $0.8 million, primarily due to exiting the heavy-duty mechanical anchor business in 2012, which had selling expense of $1.2 million in 2012.

General and administrative expense

General and administrative expense increased 8.0% to $109.1 million in 2013 from $101.0 million in 2012, primarily due to increases of $3.6 million in cash profit sharing, $3.3 million in personnel costs, $0.7 million in stock-based compensation, $0.6 million in communication and computer expense, $0.6 million in depreciation expense, as well as $0.4 million in net losses on foreign currency translations and $0.2 million in impairment expense associated with the Company's real estate in Ireland. These changes were partly offset by decreases of $1.0 million in legal and professional fees, $0.5 million in bad debt expense and $0.4 million in amortization expense.

  North America – General and administrative expense increased $8.7 million, primarily due to increases of $3.3 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013, $2.6 million in cash profit sharing, $0.7 million in communication expense, $0.6 million in depreciation expense and computer expense, $0.4 million in amortization expense and $0.2 million in each of stock-based compensation and net losses on foreign currency activity, partly offset by decreases of $0.5 million in impairment, $0.4 million in bad debt expense and $0.2 million in legal and professional fees.
  Europe – General and administrative expense decreased $0.1 million, primarily due to decreases of $0.9 million in amortization expense and $0.2 million in legal and professional fees and increased gains of $0.6 million in foreign currency activity, partly offset by a $0.7 million impairment in the first quarter of 2013 associated with the Company's real estate in Ireland and increases of $0.4 million in each of cash profit sharing and stock-based compensation.
  Admin & All Other – General and administrative expense increased $0.5 million, primarily due to an increase of $0.6 million in cash profit sharing, $0.4 million in foreign currency translation losses and $0.2 million in stock-based compensation, partly offset by a decrease of $0.6 million in legal and professional fees.

Disposal of assets

The net loss of $2.0 million on disposal of assets for 2013 included the $0.7 million loss on the third quarter 2013 sale of the Ireland facility, the $1.4 million gain on the fourth quarter 2013 sale of the CarbonWrap product line and the $2.8 million loss on the fourth quarter 2013 reclassification of accumulated other income related to the Company's Irish subsidiary.

Income taxes

The effective income tax rate increased from 32.3% in 2012 to 37.5% in 2013. The 2012 effective tax rate included the realization of a $9.9 million tax benefit resulting from the worthless stock deduction for the Company's investment in its Irish subsidiary in the fourth quarter of 2012, partly offset by $2.3 million in non-deductible acquisition costs and valuations allowances taken on operating losses in the Europe and Asia/Pacific segments. The 2013 effective tax rate was lower than estimated due to better-than-expected operating results in the Europe and Asia/Pacific segments. Based on current information and subject to future events and circumstances, the Company estimates that its 2014 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on February 3, 2014, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be April 3, 2014, and it will be paid on April 24, 2014. At the same meeting, the Board also authorized the Company to repurchase up to $50.0 million of the Company's common stock. The authorization will remain in effect through the end of 2014.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, February 7, 2014, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding first quarter 2014 net sales and steel prices and estimating full year 2014 gross profit margin and the 2014 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three and twelve months ended December 31, 2013 and 2012, were as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Net sales	$ 160,322	$ 144,686	$ 706,329	$ 657,236
Cost of sales	90,331	89,482	391,791	373,759
Gross profit	69,991	55,204	314,538	283,477

Research and development and engineering expenses	9,825	8,763	36,843	35,919
Selling expenses	21,448	21,109	85,102	82,364
General and administrative expenses	25,411	23,799	109,077	100,973
Impairment of goodwill	-	2,346	-	2,346
Net loss on disposal of assets	1,404	124	2,038	166

Income (loss) from operations	11,903	(937)	81,478	61,709

Interest income, net	54	35	86	212
Income (loss) before taxes	11,957	(902)	81,564	61,921

Provision for (benefit from) income taxes	4,289	(6,785)	30,593	20,003

Net income	$ 7,668	$ 5,883	$ 50,971	$ 41,918

Earnings per common share:
Basic	$ 0.16	$ 0.12	$ 1.05	$ 0.87
Diluted	0.16	0.12	1.05	0.87

Weighted average shares outstanding:
Basic	48,639	48,387	48,521	48,339
Diluted	48,883	48,495	48,673	48,412

Other data:
Depreciation and amortization	$ 5,887	$ 6,184	$ 27,518	$ 26,857
Pre-tax impairment of assets	-	2,688	1,025	3,149
Pre-tax equity-based compensation expense	3,641	3,303	12,747	10,667

Cash dividend declared per common share	$ 0.125	$ 0.250	$ 0.375	$ 0.625

The Company's financial position (unaudited) as of December 31, 2013 and 2012, was as follows:

	December 31,
(Amounts in thousands)	2013	2012
Cash and short-term investments	$ 251,208	$ 175,553
Trade accounts receivable, net	90,017	82,812
Inventories	197,728	204,124
Assets held for sale	-	593
Other current assets	29,153	34,972
Total current assets	568,106	498,054

Property, plant and equipment, net	209,533	213,452
Goodwill	129,218	121,981
Other noncurrent assets	46,756	56,835
Total assets	$ 953,613	$ 890,322

Trade accounts payable	$ 34,933	$ 37,117
Notes payable and lines of credit	103	178
Other current liabilities	68,169	58,220
Total current liabilities	103,205	95,515

Other long-term liabilities	9,129	5,239
Stockholders' equity	841,279	789,568
Total liabilities and stockholders' equity	$ 953,613	$ 890,322

Additional financial data of the Company (unaudited) for the three months and twelve months ended December 31, 2013 and 2012, were as follows:

	Three Months Ended			Twelve Months
	December 31,		%	December 31,		%
(Amounts in thousands)	2013	2012	change	2013	2012	change
Net Sales by Reporting Segment
North America	$ 128,017	$ 113,250	13%	$ 572,789	$ 522,895	10%
Europe	27,896	28,313	-1%	117,799	122,549	-4%
Asia/Pacific	4,172	2,886	45%	14,793	10,844	36%
Administrative and all other	237	237	N/M	948	948	N/M
Total	$ 160,322	$ 144,686	11%	$ 706,329	$ 657,236	7%

Net Sales by Product Group*
Wood Construction	$ 134,089	$ 119,537	12%	$ 596,849	$ 558,113	7%
Concrete Construction	25,980	24,888	4%	108,341	97,967	11%
Other	253	261	N/M	1,139	1,156	N/M
Total	$ 160,322	$ 144,686	11%	$ 706,329	$ 657,236	7%

Gross Profit by Reporting Segment
North America	$ 58,981	$ 48,515	22%	$ 267,478	$ 243,242	10%
Europe	10,022	6,016	67%	43,662	37,844	15%
Asia/Pacific	531	238	123%	2,720	1,481	84%
Administrative and all other	457	435	N/M	678	910	N/M
Total	$ 69,991	$ 55,204	27%	$ 314,538	$ 283,477	11%

Income (Loss) from Operations
North America	$ 11,303	$ 5,029	125%	$ 84,885	$ 71,586	19%
Europe	(484)	(8,984)	95%	1,258	(8,095)	N/M
Asia/Pacific	(324)	(939)	65%	(2,202)	(2,799)	21%
Administrative and all other	1,408	3,957	N/M	(2,463)	1,017	N/M
Total	$ 11,903	$ (937)	N/M	$ 81,478	$ 61,709	32%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.